As filed with the Securities and Exchange Commission on February 15, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCONIC INC.

(Exact name of registrant as specified in its charter)

Delaware	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

390 Park Avenue

New York, New York 10022-4608

(Address of principal executive offices, including zip code)

Arconic Inc. Chief Executive Officer Initial Equity Award Agreement dated February 15, 2019

Arconic Inc. Chief Operating Officer Initial Equity Award Agreement dated February 15, 2019

(Full Titles of Plans)

Katherine H. Ramundo

Executive Vice President, Chief Legal Officer and Secretary

Arconic Inc.

390 Park Avenue

New York, New York 10022-4608

(212) 836-2732

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	1,385,000 shares	$17.43	$24,140,550.00	$2,925.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued pursuant to the Arconic Inc. Chief Executive Officer Initial Equity Award Agreement dated February 15, 2019 and the Arconic Inc. Chief Operating Officer Initial Equity Award Agreement dated February 15, 2019 to prevent dilution as a result of adjustments for stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to 457(c) and 457(h) of the Securities Act, and based on the average of the high and low prices of shares of the Registrant’s common stock reported on the New York Stock Exchange on February 8, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows Arconic Inc. (“Arconic”) to “incorporate by reference” in this Registration Statement the information in the documents that it files with the SEC, which means that Arconic can disclose important information to you by referring you to those documents. The information incorporated by reference in this Registration Statement is considered to be a part of this Registration Statement, and information in documents that Arconic files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Registration Statement. Arconic incorporates by reference in this Registration Statement the documents listed below and any future filings that it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except that Arconic is not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with SEC rules.

•	Arconic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	Arconic’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•	Arconic’s Current Reports on Form 8-K filed January 4, 2018, January 8, 2018 (Item 5.02 and Item 9.01 only), January 25, 2018, February 6, 2018, February 16, 2018, March 7, 2018, March 28, 2018, April 18, 2018, May 22, 2018, July 2, 2018, October 1, 2018 (Item 8.01 only), December 6, 2018, February 6, 2019 (Item 5.02 only) and February 15, 2019; and

•	The description of Arconic’s common stock, par value $1.00 per share contained in Arconic’s Registration Statement on Form 8-A/A (File No. 001-03610), filed January 4, 2018, including any amendment or report filed or to be filed for the purpose of updating such description.

Arconic will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Arconic Inc.

Attention: Investor Relations

390 Park Avenue

New York, New York 10022-4608

Telephone: (212) 836-2758

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Arconic has purchased a directors and officers liability insurance policy with an aggregate limit of $600 million for liability of directors and officers. The insurance also includes within that limit $200 million of coverage, subject to a deductible, for reimbursement to Arconic for indemnification provided to directors and officers. The policy has an expiration date of November 1, 2019 and provides liability insurance and reimbursement coverage for Arconic and its directors and officers that is permitted by the laws of Delaware.

Section 145 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) grants a corporation the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by them as a result of threatened, pending or completed actions, suits or proceedings brought against them by reason of the fact that they are or were an officer or director of the corporation or served at the request of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Article VI of Arconic’s Bylaws provides that Arconic shall indemnify and hold harmless each person who was or is a party to, or is otherwise threatened to be made a party to, any threatened, pending or completed action, suit or proceeding (a “Proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of Arconic or, while serving as a director or officer of Arconic, is or was serving at the request of Arconic as a director, officer, trustee, employee or agent of another entity (a “Covered Person”), to the fullest extent permitted by the DGCL, against all expenses, liability and loss reasonably incurred or suffered by such Covered Person in connection therewith; provided, however, that Arconic shall indemnify any such Covered Person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Board of Directors of Arconic. Arconic has entered into indemnity agreements with its directors and officers consistent with the foregoing.

Arconic’s Bylaws also provide that, to the fullest extent permitted by the DGCL, each Covered Person shall have the right to be paid by Arconic the expenses (including reasonable attorneys’ fees) incurred in connection with any Proceeding in advance of its final disposition; provided, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to Arconic of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.

Section 145 of the DGCL and the Bylaws also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

Section 102(b)(7) of the DGCL provides that a Delaware corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) certain unlawful share purchases, redemptions, or dividends; or (iv) for any transaction from which the director derived an improper personal benefit. Arconic’s Certificate of Incorporation provides that a director of Arconic shall not be personally liable either to Arconic or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The foregoing description of certain provisions of Arconic’s Certificate of Incorporation and Bylaws does not purport to be complete, and is subject to, and qualified in its entirety by, Arconic’s Certificate of Incorporation and Bylaws, which have been filed and are incorporated by reference herein as Exhibit 4.1 and 4.2, respectively.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 6.01 of Regulation S-K).

Exhibit Number	Description

4.1	Certificate of Incorporation of Arconic Inc. (incorporated by reference to Exhibit 3.1 to Arconic’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

4.2	Bylaws of Arconic Inc. (incorporated by reference to Exhibit 3.2 to Arconic’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

4.3	Arconic Inc. Chief Executive Officer Initial Equity Award Agreement dated February 15, 2019.

4.4	Arconic Inc. Chief Operating Officer Initial Equity Award Agreement dated February 15, 2019.

5.1	Opinion of Richards, Layton & Finger, P.A.

15.1	Letter regarding unaudited interim financial information.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Richards, Layton & Finger, P.A. (included as part of Exhibit 5).

24.1	Power of Attorney of certain directors of Arconic.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or

Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of Arconic Inc. (incorporated by reference to Exhibit 3.1 to Arconic’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

4.2	Bylaws of Arconic Inc. (incorporated by reference to Exhibit 3.2 to Arconic’s Current Report on Form 8-K, filed with the SEC on January 4, 2018).

4.3	Arconic Inc. Chief Executive Officer Initial Equity Award Agreement dated February 15, 2019.

4.4	Arconic Inc. Chief Operating Officer Initial Equity Award Agreement dated February 15, 2019.

5.1	Opinion of Richards, Layton & Finger, P.A.

15.1	Letter regarding unaudited interim financial information.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Richards, Layton & Finger, P.A. (included as part of Exhibit 5).

24.1	Power of Attorney of certain directors of Arconic.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on February 15, 2019.

ARCONIC INC.
(Registrant)

By:	/s/ PAUL MYRON
Paul Myron
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN C. PLANT John C. Plant	Chairman and Chief Executive Officer; Director (Principal Executive Officer)	February 15, 2019

/s/ KEN GIACOBBE Ken Giacobbe	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 15, 2019

/s/ PAUL MYRON Paul Myron	Vice President and Controller (Principal Accounting Officer)	February 15, 2019

James F. Albaugh, Amy E. Alving, Christopher L. Ayers, Arthur D. Collins, Jr., Elmer L. Doty, Rajiv L. Gupta, David P. Hess, Sean O. Mahoney, David J. Miller, E. Stanley O’Neal and Ulrich R. Schmidt, each as a Director, on February 15, 2019, by Paul Myron, their attorney-in-fact.

/s/ Paul Myron Attorney-in-fact